[Letterhead]







                                  April 3, 2002



Board of Trustees
FSP Investment Trust
116 South Franklin Street
Post Office Box 69
Rocky Mount, North Carolina 27802-0069

                              FSP Investment Trust

Ladies and Gentlemen:

         This opinion is given in connection with the filing by FSP Investment Trust, a Delaware business trust ("Trust"), of Pre-Effective Amendment No. 2 to the Registration Statement (No. 333-75868) on Form N-1A ("Registration Statement") under the Securities Act of 1933 ("1933 Act") and Amendment No. 2 (No. 811-10611) under the Investment Company Act of 1940 ("1940 Act"), relating to an indefinite amount of authorized shares of beneficial interest of the single series of the Trust ("Fund"). The authorized shares of beneficial interest of the Fund are hereinafter referred to as the "Shares."

         In our representation of the Trust, we have examined the following documents: the Trust's Trust Instrument and By-Laws; the Registration Statement on Form N-1A filed on December 21, 2001; the Pre-Effective Amendment No. 1 to the Registration Statement filed on January 30, 2002; the Pre-Effective Amendment No. 2 to the Registration Statement to be filed on April 3, 2002; all actions of the Trust's Board of Trustees recorded in the Trust's minute book; pertinent provisions of the laws of the State of Delaware; and such other corporate records, certificates, documents and statutes as we have considered necessary for purposes of rendering the opinion expressed herein.

         Based on such examination, we are of the opinion that:

         The Shares to be offered for sale by FSP Investment Trust, when issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         This letter expresses our opinion as to the Delaware business trust laws, including the Delaware Constitution, the Delaware Business Trust Act and reported judicial decisions interpreting these laws, governing matters such as the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectus comprising a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                      Very truly yours,

                                      /s/ Parker, Poe, Adams & Bernstein, L.L.P.

                                      PARKER, POE, ADAMS & BERNSTEIN L.L.P.

PJS/RKS